Exhibit 99

News Release

BROOKE CORPORATION INCREASES

REGULAR QUARTERLY DIVIDEND

OVERLAND PARK, KS, January 31, 2005 - Brooke Corporation (AMEX:BXX) announced that its Board of Directors has declared a $ .16 per share quarterly cash dividend on the company's common stock. Robert Orr, Chief Executive Officer of Brooke, noted that this dividend is payable on February 23, 2005, to the shareholders of record as of February 8, 2005. Orr also noted that the dividend represents an increase from the $.10 per share regular dividend paid to shareholders during each of the last four quarters. Orr stated that this increase in the regular dividend rate reflects the Company's performance for its first three quarters of fiscal year 2004, the board's continued confidence in Brooke Corporation's long-term growth, and the continuation of the Board's dividend plan announced a year ago to pay an increasing share of the Company's earnings as dividends on common stock. He reiterated his statement from a year ago that the Company's plans do not include maximizing short-term earnings to support increased dividend payouts, noting that the Company's plan continues to involve a balancing of short-term and long-term profitability goals.

Brooke Corporation expects to announce its fourth quarter and fiscal year 2004 consolidated financial results in March 2005.

About our company& Brooke Corporation (Amex: BXX) is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of approximately 370 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances totaled over $183,000,000 on December 31, 2004, and have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. Brooke Brokerage Corporation is a subsidiary holding company with subsidiaries that sell insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchises. Through Bermuda based subsidiaries, underwriting risks are shared with insurance companies on selected policies.

Contact& Anita Larson, Brooke Corporation, larsa@brookecorp.com or 913-661-0123

Email Distribution&. If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at www.brookecorp.com and subscribe to our "Email Alerts" on-line.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability goals, the uncertainty that the Company will continue its plan to increase dividend payouts, uncertainties associated with market acceptance of and demand for the Company's products and services, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at www.sec.gov, for a more complete description of the Company's business.